Exhibit 3.4

CERTIFICATE OF DESIGNATION
OF
THE RELATIVE RIGHTS AND PREFERENCES
OF
THE REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF
HWGC HOLDINGS LIMITED

It is hereby certified that:

a)     The name of the corporation (hereinafter called the “Company”) is HWGC Holdings Limited.

b)     The articles of incorporation of the Company authorizes the issuance of 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and expressly vests in the Board of Directors of the Company (the “Board”) the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board.

c)     The Board, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating an issue of redeemable convertible preferred stock:

RESOLVED, that there be and hereby is authorized and created a series of preferred stock, hereby designated as the Redeemable Convertible Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such articles of incorporation and in addition thereto, those following:

1.        Designation and Amount. The preferred stock subject hereof shall be designated Redeemable Convertible Preferred Stock (the “RCPS”), and the number of shares constituting RCPS shall be twenty-five million (25,000,000). No other shares of preferred stock shall be designated as RCPS.

2.        Ranking. The RCPS will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Company, (i) senior to all classes or series of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); (ii) on parity with all equity securities issued by the Company with terms specifically providing that those equity securities rank on parity with the RCPS with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Company; (iii) junior to all equity securities issued by the Company with terms specifically providing that those equity securities rank senior to the RCPS with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Company; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into Common Stock or Preferred Stock) of the Company and to any indebtedness and other liabilities of subsidiaries of the Company.

3.        Dividends.

(a) Holders of shares of the RCPS are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 6% on $1.00 per share of the RCPS per annum (equivalent to $600 per annum per 10,000 shares). Commencing on the date of issuance of RCPS (as applicable, the “Issue Date”), dividends shall accrue on the RCPS and shall be cumulative from, and including, the applicable Issue Date, and shall be payable annually in arrears on the 30th Business Day on each anniversary of the Issue Date (each, a “Dividend Payment Date”) to the holders of record of the RCPS as they appear on the stock records of the Company at the close of business on the last day of the fiscal year of the Company (each, a “Dividend Record Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable on the RCPS will be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial dividend periods, dividend payments will be pro rated, unless otherwise provided in the applicable securities offering and sale documents. The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

(b) No dividends on shares of RCPS shall be authorized by the Board, or paid or set apart for payment by the Company at any time when the terms and provisions of any agreement of the Company including any agreement relating to any indebtedness of the Company, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the RCPS will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the RCPS which may be in arrears, and holders of the RCPS will not be entitled to any dividends in excess of full cumulative dividends described in Section 3(a). Any dividend payment made on the RCPS shall first be credited against the earliest accumulated but unpaid dividend due with respect to the RCPS.

(d) Except as provided in Section 3(e), unless full cumulative dividends on the RCPS have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Company may issue ranking junior to the RCPS as to the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up) shall be declared or paid or set aside for payment upon shares of Common Stock or Preferred Stock that the Company may issue ranking junior to or on a parity with the RCPS as to the payment of dividends, or upon liquidation, dissolution, or winding up, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Company may issue ranking junior to or on a parity with the RCPS as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, and (iii) any shares of Common Stock and Preferred Stock that the Company may issue ranking junior to, or on a parity with the RCPS as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company that it may issue ranking junior to the RCPS as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the RCPS and upon the shares of any other series of Preferred Stock that the Company may issue ranking on a parity as to the payment of dividends with the RCPS, all dividends declared upon the RCPS and any other series of Preferred Stock that the Company may issue ranking on parity as to the payment of dividends with the RCPS shall be declared pro rata so that the amount of dividends declared per share of RCPS and such other series of Preferred Stock that the Company may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the RCPS and such other series of Preferred Stock that the Company may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the RCPS that may be in arrears.

(f) “Business Day” for all purposes of this Certificate of Designation shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Kuala Lumpur are authorized or required by law, regulation or executive order to close.

4.         Conversion.

(a)       The issued and outstanding RCPS shall be convertible into shares of Common Stock at the conversion rate of one (1) share of RCPS for one (1) share of Common Stock (the “Conversion Rate”). The holder shall have the right to convert the RCPS upon a Trigger Event (as defined in Section 4(f) below) or upon the written approval of the Company. The Company shall require the holder of RCPS to convert to Common Stock at the Conversion Rate after a Trigger Event by providing notice thereof as provided in Section 4(f) below.

(b)       The holder of any share of RCPS may exercise the conversion rights set forth herein by delivering to the Company or any transfer agent of the Company for the RCPS as may be designated by the Company, one or more certificates representing the shares to be converted, duly endorsed or assigned in blank to the Company (if required by it) (or such holder shall notify the Company or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates representing the shares of Common Stock issuable upon such conversion are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made or as provided below in Section 4(f) (the “Conversion Date”).

(c)       As promptly as practicable thereafter, the Company shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, one or more certificates representing the shares of Common Stock to which such holder is entitled. The person in whose name the certificate(s) representing Common Stock are to be issued shall be deemed to have become a holder of record of the Common Stock on the applicable Conversion Date. The Company shall not close its books against the transfer of shares of RCPS in any manner that would interfere with the timely conversion of any shares of RCPS. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of RCPS surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of the RCPS representing the unconverted portion of the certificate so surrendered.

(d)       No fractional shares of Common Stock shall be issued upon conversion of shares of RCPS. If more than one share of RCPS shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such RCPS so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of RCPS (after aggregating all shares of RCPS held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e)       All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(f)       Within ten Business Days of a Trigger Event, each holder of shares of RCPS shall be entitled to receive written notice from the Company, by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Company, of such Event. The term “Trigger Event” shall mean the resolution by the Board approving the initiation of the listing process to list the shares of the Company on any stock exchange as determined by the Board.

(g)        If the Company, at any time while the RCPS are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Rate shall be adjusted to reflect such payment, subdivision, combination or issuance as determined in the sole and absolute discretion of the Board.

5.          Redemption.

(a)        The Company may, at its option, redeem the RCPS, in whole or in part, at any time or from time to time, for cash at a redemption price of One Dollar ($1.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. Notwithstanding anything contained herein to the contrary, all outstanding shares of RCPS shall be redeemable by the Company on the second (2) anniversary of the issuance date thereof.

(b) In the event the Company elects to redeem RCPS, the notice of redemption will be mailed by the Company, postage prepaid, not less than 14 Business Days prior to the redemption date, to each holder of record of RCPS called for redemption at such holder’s address as it appears on the stock transfer records of the Company and shall state: (i) the redemption date; (ii) the number of shares of RCPS to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the RCPS are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date. If less than all of the shares of RCPS held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of RCPS held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of RCPS except as to the holder to whom notice was defective or not given.

(c) Holders of RCPS to be redeemed shall surrender the RCPS at the place designated in the notice of redemption within 14 Business Days from the date of such notice and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(d) Any shares of RCPS that the Company acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

6.         Voting Rights. Holders of the RCPS will not have any voting rights, except as otherwise provided herein or as required by law. The Company shall not effect, or agree to effect, any amendment to this Certificate of Designation without the consent of the holders of at least sixty-six and two-thirds (66 2/3%) percent of the shares of RCPS then outstanding.

7.         No Transfers. The shares of the RCPS shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner (“Transfer”).

8.         Other Preferences. The shares of the RCPS shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Articles of Incorporation of the Company.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Designation as of this 9th day of March, 2022.

HWGC HOLDINGS LIMITED

By: /s/ Leong Yee Ming
Name: Leong Yee Ming
Title: Chief Executive Officer